Exhibit 10.15

7950 Jones Branch Drive
McLean, VA 22107

OFFER OF EMPLOYMENT
June 4, 2015

Robert J. Dickey

Gannett Co., Inc.
7950 Jones Branch Drive
McLean, VA 22107

Dear Bob,

Subject to the approval of the Board of Directors of Gannett Co., Inc., I am pleased to extend you an offer to become the President and Chief Executive Officer of Gannett SpinCo, Inc. (the “Company”), which will own the publishing business of Gannett Co., Inc. (“Parent”) and will be separated by means of a spinoff as described in Amendment No. 2 to the Form 10 filed by the Company with the Securities and Exchange Commission on May 21, 2015, as it may be further amended (the “Spinoff”).

Reporting Relationship and Location.  While serving as President and Chief Executive Officer of the Company you will report directly to the Board of Directors of the Company, and your primary office location will be at the Company’s headquarters in McLean, Virginia. This is a full-time exempt position.

Total Target Compensation. The initial total compensation opportunity is detailed below.

Component of Pay	Amount	Comments
Annual Base Salary	$895,000	Effective the day after the Spinoff
Annual Performance Bonus Target	125% of base salary

•        Effective the day after the Spinoff

•        Bonus for full-year 2015 will be based on a combination of applicable target awards and KPIs pre- and post-Spinoff and is subject to the Code Section 162(m) limitations on such bonus established by Parent

•        Payment of the full-year 2015 bonus will occur in Q1 2016

Long-Term Incentive Target Value	300% of base salary	Effective January 1, 2016 and applied to the base salary effective at the time
Total Target Compensation	$4,700,000	Shown on a full-year basis

Annual Performance Bonus.  You will be eligible to participate in the Company’s annual bonus plan as in effect from time to time.

Long-Term Incentive.  You will be eligible to participate in the Company’s 2015 Omnibus Incentive Compensation Plan (the “LTI Plan”) as in effect from time to time with a mix of performance awards and time-vesting awards as determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) from time to time.

Initial Equity Award.  As soon as practicable after the effective date of the Spinoff, you will be granted a one-time initial time-vested restricted stock unit award under the LTI Plan with a grant date fair market value of $350,000 (the “Initial Award”), subject to the approval of the Compensation Committee and with terms substantially similar to those provided under Parent time-vested restricted stock units granted to you on January 1, 2015. For the avoidance of doubt, the Initial Award will vest 25% on the same four vesting dates applicable to such grants.

Promotional Bonus.  As soon as practicable after the effective date of the Spinoff, we will pay you a cash bonus of $150,000.

Benefits.  You will be eligible for all retirement and welfare benefits programs adopted by the Company in which you currently participate at Parent, including but not limited to those listed below, in accordance with the terms of such plans as in effect from time to time. Your participation will continue on substantially the same basis as under the analogous Parent plans through at least December 31, 2015 and under any successor plans on terms not materially less favorable through at least December 31, 2017. The general intent is to continue your participation in the programs past that date, though the programs may change over time as business circumstances warrant. You would be a participant in the discussion of any such changes.

•                  Executive life insurance

•                  Executive medical insurance (except to the extent this benefit may not be provided under applicable law or its provision would trigger penalties under applicable law)

•                  Supplemental executive medical insurance for retired executives

•                  Legal and financial services

•                  Travel and accident insurance

•                  Direction of charitable grants from the Gannett Foundation for up to $15,000 annually including for five years after retirement

•                  Supplemental retirement plan

•                  Disability plan that allows an additional 10% benefit for 60% coverage

The Company car program, however, will be phased out at the executive level in such manner and on such schedule as the Compensation Committee may determine with your input.

Stock Ownership Guidelines. Applicable stock ownership guidelines will be determined after the Spinoff based on discussions with you, Company Human Resources and the Compensation Committee.

Severance Benefits and Restrictive Covenants. You will also participate in the following severance programs:

•                  The Transitional Compensation Plan (as modified prior to its adoption by the Company and at your current benefit level) or a successor plan at a 3X base salary + bonus level (bonus to be defined in that plan). Any successor plan will be developed by the Compensation Committee in its sole discretion and will include restrictive covenants including non-competition, non-solicitation and non-disclosure.

•                  The Gannett Leadership Team Transition Severance Plan (as modified prior to its adoption by the Company and at your current benefit level), and in a successor plan or arrangement at a 3X base salary level. Any successor plan or arrangement will be developed by the Compensation Committee in its sole discretion and will include restrictive covenants including non-competition, non-solicitation and non-disclosure.

Special Benefits.  You are currently retirement-eligible for purposes of long-term incentive vesting. Upon your actual retirement, death, full disability or termination other than for “cause,” you will vest 100% rather than on a pro-rata basis in long-term incentive awards granted after the date of this letter. For performance awards, performance will be determined based on actual results over the full term of the performance period of the awards and payment will be made at the same time other participants are paid.

Vacation.  You will be eligible for 4 weeks’ annual vacation through 2019, and 5 weeks beginning in calendar 2020.

Effectiveness.  The effectiveness of this letter is contingent upon the occurrence of the Spinoff, and, if for any reason, the Spinoff is not consummated, this letter will be void ab initio. Effective as of the Spinoff, this letter will be assumed by the Company without further action, and Parent will have no obligations with respect thereto.

We are delighted at the prospect of your leading the Company following the Spinoff, in what we expect will be a mutually rewarding relationship and productive experience.  Should the terms of this letter be acceptable, we would appreciate you confirming agreement with your signature below by close of business on June     , 2015.  If you have questions, please feel free to contact me.

Best regards,

John Jeffry Louis
Chairman of the Company’s Board of Directors

Acceptance

Signature:	Date: